Exhibit 99.1

PARSONS®

SECOND QUARTER 2025

Earnings Press Release

Parsons* third quarter 2022 earnings press release

Parsons Reports Strong Second Quarter 2025 Results

Q2 2025 Financial Highlights

▪
Q2 revenue of $1.6 billion decreased 5% year-over-year and 9% on an organic basis
▪
Revenue growth of 13% excluding confidential contract; 8% on an organic basis
▪
Q2 net income of $55 million decreased $14 million year-over-year, includes $2 million of M&A transaction-related expenses associated with the CTI acquisition
▪
Q2 adjusted EBITDA decreased 1% to $149 million; adjusted EBITDA margin of 9.4% increased 40 basis points
▪
Book-to-bill ratio of 1.0x and continued streak of TTM book-to-bill ratio of 1.0x or greater in every quarter since IPO
▪
Total backlog increased to $8.9 billion; 70% is funded, highest level since IPO
▪
Increasing fiscal year 2025 guidance ranges for revenue, adjusted EBITDA and cash flow from operations

Chantilly, VA – August 6, 2025 Parsons Corporation (NYSE: PSN) today announced financial results for the second quarter ended June 30, 2025.

CEO Commentary

“We are pleased with our second quarter results as we delivered strong total and organic revenue growth across our core business, 40 basis points of margin expansion and exceptional free cash flow. In addition, we continued to leverage our balance sheet to close another strategic accretive acquisition,” said Carey Smith, chair, president and chief executive officer.

“We continue to capitalize on unprecedented global infrastructure spending and the increasing demand for national security solutions that are aligned to the Administration’s priorities. We are very excited about our future given our team’s strong execution, the exceptional tailwinds we have in both segments, our large total and funded backlog, and our strong pipeline of big opportunities. This backdrop positions Parsons to continue to outpace industry growth rates and deliver significant shareholder value over the long-term.”

Second Quarter 2025 Results

Year-over-Year Comparisons (Q2 2025 vs. Q2 2024)

Total revenue for the second quarter of 2025 decreased by $86 million, or 5%, to $1.6 billion and was down 9% on an organic basis. Excluding the company's confidential contract, total revenue growth was 13% and organic revenue growth was 8% driven by growth in the company's transportation and cyber markets. Operating income decreased 14% to $96 million primarily due to a decrease in revenue on the company's confidential contract and increased investments in bid and proposal activity and critical hires in support of the strong pipeline and large strategic pursuits aligned to the Administration's priorities. Net income decreased 20% to $55 million due to the items noted above. GAAP diluted earnings per share (EPS) attributable to Parsons was $0.50 in the second quarter of 2025, compared to $0.63 in the prior year period.

Adjusted EBITDA including noncontrolling interests for the second quarter of 2025 was $149 million, a 1% decrease over the prior year period. Adjusted EBITDA margin expanded 40 basis points to 9.4% compared to 9.0% in the second quarter of 2024. The adjusted EBITDA margin increase was driven by improved program performance and accretive acquisitions. Adjusted EPS was $0.78 in the second quarter of 2025, compared to $0.84 in the second quarter of 2024. The year-over-year adjusted EPS decrease was driven by the items that impacted operating income noted above.

parsons.com	©Parsons Corporation. All Rights Reserved. 2

Segment Results

Federal Solutions Segment

Federal Solutions Year-over-Year Comparisons (Q2 2025 vs. Q2 2024)

	Three Months Ended		Growth		Six Months Ended		Growth
(in millions)	June 30, 2025	June 30, 2024	Dollars/ Percent	Percent	June 30, 2025	June 30, 2024	Dollars/ Percent	Percent
Revenue	$805	$989	$(183)	(19)%	$1,648	$1,898	$(250)	(13)%
Adjusted EBITDA	$67	103	$(36)	(35)%	$143	$195	$(53)	(27)%
Adjusted EBITDA margin	8.3%	10.4%	(2.1)%	(20)%	8.7%	10.3%	(1.6)%	(16)%

Second quarter 2025 revenue decreased $183 million, or 19%, compared to the prior year period and 20% on an organic basis. Excluding the company's confidential contract, Federal Solutions' revenue increased 11%, and 8% on an organic basis. These increases were driven by growth on existing contracts and the ramp-up of new task order wins specifically in the cyber and intelligence and aviation markets. The company's confidential contract generated $106 million of revenue in Q2 2025, in-line with expectations.

Second quarter 2025 Federal Solutions adjusted EBITDA including noncontrolling interests decreased by $36 million, or 35% from the second quarter of 2024, and adjusted EBITDA margin decreased 210 basis points to 8.3% driven primarily by contract mix and investments made in bid and proposal activity and key personnel on strategic pursuits.

Critical Infrastructure Segment

Critical Infrastructure Year-over-Year Comparisons (Q2 2025 vs. Q2 2024)

	Three Months Ended		Growth		Six Months Ended		Growth
(in millions)	June 30, 2025	June 30, 2024	Dollars/ Percent	Percent	June 30, 2025	June 30, 2024	Dollars/ Percent	Percent
Revenue	$779	$682	$97	14%	$1,491	$1,308	$183	14%
Adjusted EBITDA	$82	47	$35	73%	$155	$96	$59	62%
Adjusted EBITDA margin	10.5%	7.0%	3.5%	50%	10.4%	7.3%	3.1%	42%

Second quarter 2025 Critical Infrastructure revenue increased $97 million, or 14%, from the second quarter of 2024. This increase was driven by organic growth of 8% and inorganic revenue contributions from the company's BCC and TRS acquisitions. Organic growth was primarily driven by the ramp-up of recent contract wins and growth on existing contracts in both North America and the Middle East.

Second quarter 2025 adjusted EBITDA including noncontrolling interests increased by $35 million, or 73%, compared to the prior year period. Adjusted EBITDA margin increased 350 basis points to 10.5% from 7.0% in the prior year period. These increases were driven primarily by improved program performance, the ramp-up of recent awards, and growth and margin synergies from our BCC Engineering acquisition.

Second Quarter 2025 Key Performance Indicators

▪
Book-to-bill ratio: 1.0x on net bookings of $1.5 billion.
▪
Book-to-bill ratio (trailing twelve-months): 1.0x on net bookings of $6.7 billion.
▪
Total backlog: $8.9 billion, up $111 million from Q2 2024. Funded backlog of $6.2 billion is at its highest level since the company's 2019 IPO.

parsons.com	©Parsons Corporation. All Rights Reserved. 3

▪
Cash flow from operating activities: Second quarter 2025: $160 million compared to $161 million in second quarter of 2024. For the six months ended June 30, 2025, cash flow from operating activities increased 51% to $148 million, compared to $98 million in the prior year period.

Significant Contract Wins

Parsons continues to win new business across both segments. During the second quarter of 2025, the company won three single-award contracts worth more than $100 million each.

▪
Awarded a $176 million single-award contract by the United States Army Corps of Engineers Norfolk District to provide design-build delivery services for a new Ammonium Nitrate Solution Tank Farm at Holston Army Ammunition Plant. The four-year contract is new work for the company.
▪
Awarded a $138 million task order under the Defense Threat Reduction Agency's Assessment, Exercise, Modeling and Simulation, and Support multiple-award IDIQ contract vehicle for cyber operations. Under this task order, Parsons will provide specialized cyber operations capabilities including cyber assessments and subject matter experts supporting cyber operations, development, analysis, and research. The company booked $13 million on this contract during the second quarter.
▪
Received an additional $134 million to continue overseeing the implementation of remediation projects on the Giant Mine program in Canada, which is one of the largest mine reclamation projects in the world.
▪
Awarded a $75 million recompete single-award contract by the United States Army Corps of Engineers Middle East District to provide construction management services, of which the company booked $45 million during the quarter. Parsons is the managing partner on this joint venture project.
▪
Awarded a $70 million follow-on contract by the General Services Administration for solutions that includes C5ISR, exercises, operations, and information services for Department of Defense Combatant Commands.

Additional Corporate Highlights

Parsons continues its successful track record of acquiring strategic companies in high-growth markets that strengthens its portfolio. During the quarter, the company was recognized as the top Program Management firm worldwide by Engineering News-Record and received multiple awards from ACEC for its innovative solutions. Parsons was also recognized for being a top employer for military veterans.

▪
Parsons announced and closed its acquisition of Chesapeake Technologies International, an all-domain technology solutions provider, powered by cutting-edge products that enhance the warfighters’ ability to sense, evaluate and deliver effects within the invisible battlespace, in an all- cash transaction valued at $89 million. This transaction is consistent with Parsons’ strategy of completing accretive acquisitions with revenue growth and adjusted EBITDA margins of at least 10%, while adding critical intellectual property that strengthens the company’s existing portfolio.
▪
Recognized by Engineering News-Record as the top Program Management firm worldwide on ENR’s annual list of Top 50 Program Management Firms. In addition, Parsons was ranked in the top three in each of the following lists: Professional Services, Construction Management, and Program/Construction Management for Fee. These rankings reflect the company’s worldwide reputation and ability to successfully win and execute infrastructure programs.
▪
Honored with a 2025 Engineering Excellence Award from the American Council of Engineering Companies of California for the company’s work on Phase 1 (Pedestrian and Bicycle Overcrossing) of the I-80/Gilman Street Interchange Improvement Project in Berkeley, California. The project has also received national recognition for its innovation, safety impact, and community-focused design.

parsons.com	©Parsons Corporation. All Rights Reserved. 4

▪
Received the 2025 Honor Award from the American Council of Engineering Companies in the Water and Wastewater category on the company’s Deer Creek Sanitary Tunnel and Pump Station project in St. Louis, Missouri. This prestigious recognition highlights Parsons’ commitment to delivering transformative engineering solutions that address contemporary challenges and promote a sustainable future.
▪
Received the prestigious 2025 Engineering Excellence Award by the American Council of Engineering Companies of Missouri for the company’s work on the I-270 North Design-Build Project. In addition to this top state honor, the project also received national recognition through the 2025 ACEC Engineering Excellence Awards.
▪
Recognized as a VETS Indexes 5 Star Employer for its commitment to recruiting, hiring, retaining, developing, and supporting veterans and the military-connected community.

Fiscal Year 2025 Guidance

The company is increasing its fiscal year 2025 revenue, adjusted EBITDA, and cash flow from operations guidance ranges to reflect its second quarter operating performance, CTI acquisition and its outlook for the remainder of the year. The table below summarizes the company’s fiscal year 2025 guidance.

	Current Fiscal Year 2025 Guidance	Prior Fiscal Year 2025 Guidance
Revenue	$6,480 million - $6,680 million	$6,450 million - $6,650 million
Adjusted EBITDA including non-controlling interest	$595 million - $635 million	$590 million - $630 million
Cash Flow from Operating Activities	$400 million - $440 million	$380 million - $420 million

Net income guidance is not presented as the company believes volatility associated with interest, taxes, depreciation, amortization and other matters affecting net income, including but not limited to one-time and nonrecurring events and impact of M&A, will preclude the company from providing accurate net income guidance for fiscal year 2025.

Conference Call Information

Parsons will host a conference call today, August 6, 2025, at 8:00 a.m. ET to discuss the financial results for its second quarter 2025.

Access to a webcast of the live conference call can be obtained through the Investor Relations section of the company's website (https://investors.parsons.com). Those parties interested in participating via telephone may register on the Investor Relations website or by clicking here.

A replay will be available on the company's website approximately two hours after the conference call and continuing for one year.

About Parsons Corporation

Parsons (NYSE: PSN) is a leading disruptive technology provider in the national security and global infrastructure markets, with capabilities across cyber and intelligence, space and missile defense, transportation, environmental remediation, urban development, and critical infrastructure protection. Please visit Parsons.com and follow us on LinkedIn and Facebook to learn how we’re making an impact.

Forward-Looking Statements

This Earnings Release and materials included therewith contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section

parsons.com	©Parsons Corporation. All Rights Reserved. 5

21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are based on our current expectations, beliefs, and assumptions, and are not guarantees of future performance. Forward-looking statements are inherently subject to uncertainties, risks, changes in circumstances, trends and factors that are difficult to predict, many of which are outside of our control. Accordingly, actual performance, results and events may vary materially from those indicated in the forward-looking statements, and you should not rely on the forward-looking statements as predictions of future performance, results or events. Numerous factors could cause actual future performance, results and events to differ materially from those indicated in the forward-looking statements, including, among others: the impact of COVID-19; any issue that compromises our relationships with the U.S. federal government or its agencies or other state, local or foreign governments or agencies; any issues that damage our professional reputation; changes in governmental priorities that shift expenditures away from agencies or programs that we support; our dependence on long-term government contracts, which are subject to the government’s budgetary approval process; the size of addressable markets and the amount of government spending on private contractors; failure by us or our employees to obtain and maintain necessary security clearances or certifications; failure to comply with numerous laws and regulations; changes in government procurement, contract or other practices or the adoption by governments of new laws, rules, regulations and programs in a manner adverse to us; the termination or nonrenewal of our government contracts, particularly our contracts with the U.S. government; our ability to compete effectively in the competitive bidding process and delays, contract terminations or cancellations caused by competitors’ protests of major contract awards received by us; our ability to generate revenue under certain of our contracts; any inability to attract, train or retain employees with the requisite skills, experience and security clearances; the loss of members of senior management or failure to develop new leaders; misconduct or other improper activities from our employees or subcontractors; our ability to realize the full value of our backlog and the timing of our receipt of revenue under contracts included in backlog; changes in the mix of our contracts and our ability to accurately estimate or otherwise recover expenses, time and resources for our contracts; changes in estimates used in recognizing revenue; internal system or service failures and security breaches; and inherent uncertainties and potential adverse developments in legal proceedings including litigation, audits, reviews and investigations, which may result in material adverse judgments, settlements or other unfavorable outcomes. These factors are not exhaustive and additional factors could adversely affect our business and financial performance. For a discussion of additional factors that could materially adversely affect our business and financial performance, see the factors including under the caption “Risk Factors” in our Annual Report with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 for the fiscal year ended December 31, 2024, on Form 10-K, filed on February 19, 2025, and our other filings with the Securities and Exchange Commission.

All forward-looking statements are based on currently available information and speak only as of the date on which they are made. We assume no obligation to update any forward-looking statements made in this presentation that becomes untrue because of subsequent events, new information or otherwise, except to the extent we are required to do so in connection with our ongoing requirements under federal securities laws.

Media:	Investor Relations:
Bryce McDevitt	Dave Spille
Parsons Corporation	Parsons Corporation
(703) 851-4425	(571) 775-0408
Bryce.McDevitt@Parsons.com	Dave.Spille@Parsons.us

parsons.com	©Parsons Corporation. All Rights Reserved. 6

PARSONS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Revenue	$1,584,323	$1,670,467	$3,138,683	$3,206,143
Direct cost of contracts	1,235,970	1,318,931	2,436,347	2,529,758
Equity in losses of unconsolidated joint ventures	(642)	(16,837)	(1,329)	(18,897)
Selling, general and administrative expenses	252,050	223,277	496,113	444,222
Operating income	95,661	111,422	204,894	213,266
Interest income	1,068	3,825	3,210	4,977
Interest expense	(12,569)	(13,008)	(24,815)	(26,006)
Convertible debt repurchase loss	-	-	-	(18,355)
Other income (expense), net	5,019	895	6,654	(2,431)
Total other income (expense)	(6,482)	(8,288)	(14,951)	(41,815)
Income before income tax expense	89,179	103,134	189,943	171,451
Income tax expense	(18,690)	(22,415)	(37,667)	(35,739)
Net income including noncontrolling interests	70,489	80,719	152,276	135,712
Net income attributable to noncontrolling interests	(15,259)	(11,547)	(30,843)	(26,790)
Net income attributable to Parsons Corporation	55,230	69,172	121,433	108,922
Earnings per share:
Basic	$0.52	$0.65	$1.14	$1.03
Diluted	$0.50	$0.63	$1.10	$0.99

Weighted average number shares used to compute basic and diluted EPS

(In thousands) (Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Basic weighted average number of shares outstanding	106,997	106,303	106,914	106,170
Dilutive effect of stock-based awards	1,205	1,233	1,414	1,353
Dilutive effect of warrants	7	415	223	218
Dilutive effect of convertible senior notes	1,893	2,573	2,006	4,688
Diluted weighted average number of shares outstanding	110,102	110,524	110,557	112,429

Net income available to shareholders used to compute diluted EPS as a result of adopting the if-converted method in connection with the Convertible Senior Notes

(In thousands) (Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Net income attributable to Parsons Corporation	$55,230	$69,172	121,433	108,922
Convertible senior notes if-converted method interest adjustment	54	54	108	2,820
Diluted net income attributable to Parsons Corporation	$55,284	$69,226	121,541	111,742

parsons.com	©Parsons Corporation. All Rights Reserved. 7

PARSONS CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands, except share information)

	June 30, 2025	December 31, 2024
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents (including $108,830 and $202,121 Cash of consolidated joint ventures)	$411,327	$453,548
Accounts receivable, net (including $380,171 and $294,700 Accounts receivable of consolidated joint ventures)	1,167,841	1,100,396
Contract assets (including $8,382 and $7,906 Contract assets of consolidated joint ventures)	836,366	741,504
Prepaid expenses and other current assets (including $14,235 and $14,723 Prepaid expenses and other current assets of consolidated joint ventures)	178,361	166,952
Total current assets	2,593,895	2,462,400

Property and Equipment, net (including $2,142 and $2,971 Property and equipment of consolidated joint ventures)	122,737	111,575
Right of use assets, operating leases (including $4,485 and $5,726 Right of use assets, operating leases of consolidated joint ventures)	139,985	153,048
Goodwill	2,161,939	2,082,680
Investments in and advances to unconsolidated joint ventures	150,721	138,759
Intangible assets, net	361,303	349,937
Deferred tax assets	134,142	133,450
Other noncurrent assets	56,443	56,113
Total assets	$5,721,165	$5,487,962

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable (including $50,047 and $28,214 Accounts payable of consolidated joint ventures)	$288,483	$207,589
Accrued expenses and other current liabilities (including $191,119 and $198,797 Accrued expenses and other current liabilities of consolidated joint ventures)	847,845	894,425
Contract liabilities (including $62,835 and $66,144 Contract liabilities of consolidated joint ventures)	320,295	289,799
Short-term lease liabilities, operating leases (including $2,753 and $3,522 Short-term lease liabilities, operating leases of consolidated joint ventures)	52,763	52,725
Income taxes payable	13,455	7,701
Short Term Debt	84,919	463,405
Total current liabilities	1,607,760	1,915,644

Long-term employee incentives	26,064	31,818
Long-term debt	1,235,584	784,096
Long-term lease liabilities, operating leases (including $1,729 and $2,203 Long-term lease liabilities, operating leases of consolidated joint ventures)	100,218	114,386
Deferred tax liabilities	19,287	11,043
Other long-term liabilities	110,641	96,486
Total liabilities	$3,099,554	$2,953,473
Contingencies (Note 12)
Shareholders' equity:
Common stock, $1 par value; authorized 1,000,000,000 shares; 146,676,400 and 146,656,225 shares issued; 54,689,434 and 52,657,447 public shares outstanding; 52,106,902 and 54,117,904 ESOP shares outstanding	$146,676	$146,655
Treasury stock, 39,880,875 shares at cost	(815,282)	(815,282)
Additional paid-in capital	2,660,579	2,684,829
Retained earnings	541,965	426,781
Accumulated other comprehensive loss	(18,067)	(26,594)
Total Parsons Corporation shareholders' equity	2,515,871	2,416,389
Noncontrolling interests	105,740	118,100
Total shareholders' equity	2,621,611	2,534,489
Total liabilities and shareholders' equity	$5,721,165	$5,487,962

parsons.com	©Parsons Corporation. All Rights Reserved. 8

PARSONS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands,

(Unaudited)

	For the Six Months Ended
	June 30, 2025	June 30, 2024
Cash flows from operating activities:
Net income including noncontrolling interests	152,276	$135,712
Adjustments to reconcile net (loss) income to net cash used in operating activities
Depreciation and amortization	55,995	48,971
Amortization of debt issue costs	2,611	5,326
Loss (gain) on disposal of property and equipment	63	408
Convertible debt repurchase loss	-	18,355
Deferred taxes	2,225	(222)
Foreign currency transaction gains and losses	(5,171)	2,039
Equity in losses of unconsolidated joint ventures	1,329	18,897
Return on investments in unconsolidated joint ventures	15,907	20,788
Stock-based compensation	22,926	20,675
Contributions of treasury stock	35,382	30,140
Changes in assets and liabilities, net of acquisitions and consolidated joint ventures:
Accounts receivable	(31,905)	(131,414)
Contract assets	(84,802)	(47,905)
Prepaid expenses and other assets	(7,544)	(9,396)
Accounts payable	62,462	10,585
Accrued expenses and other current liabilities	(94,320)	(10,533)
Contract liabilities	14,472	(1,360)
Income taxes	5,828	(6,951)
Other long-term liabilities	280	(6,308)
Net cash provided by operating activities	148,014	97,807
Cash flows from investing activities:
Capital expenditures	(22,909)	(18,698)
Proceeds from sale of property and equipment	35	53
Payments for acquisitions, net of cash acquired	(117,858)	(63)
Investments in unconsolidated joint ventures	(35,496)	(70,032)
Return of investments in unconsolidated joint ventures	11,920	25
Net cash used in investing activities	(164,308)	(88,715)
Cash flows from financing activities:
Proceeds from borrowings under credit agreement	243,700	153,200
Repayments of borrowings under credit agreement	(243,700)	(153,200)
Proceeds from issuance of convertible notes due 2029	-	800,000
Repurchases of convertible notes due 2025	(28,486)	(495,575)
Proceeds from term loan	450,000	-
Repayment of delayed draw term loan	(350,000)	-
Payments for debt issuance costs	(2,571)	(19,185)
Contributions by noncontrolling interests	327	77
Distributions to noncontrolling interests	(45,055)	(15,249)
Repurchases of common stock	(39,994)	(10,000)
Taxes paid on vested stock	(18,210)	(18,940)
Capped call transactions	-	(88,400)
Bond hedge termination	-	195,549
Redemption of warrants	-	(104,952)
Proceeds from issuance of common stock	4,796	3,740
Net cash (used in) provided by financing activities	(29,193)	247,065
Effect of exchange rate changes	3,266	(638)
Net increase (decrease) in cash, cash equivalents, and restricted cash	(42,221)	255,519
Cash, cash equivalents and restricted cash:
Beginning of year	453,548	272,943
End of period	411,327	$528,462

parsons.com	©Parsons Corporation. All Rights Reserved. 9

Contract Awards

(in thousands)

	Three Months Ended		Six Months Ended
	June 30, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Federal Solutions	$650,770	$805,170	$1,395,479	$2,087,810
Critical Infrastructure	855,275	694,894	1,877,072	1,494,563
Total Awards	$1,506,045	$1,500,064	$3,272,551	$3,582,373

Backlog

(in thousands)

	June 30, 2025	June 30, 2024
Federal Solutions:
Funded	$1,816,590	$1,736,698
Unfunded	2,656,547	3,284,801
Total Federal Solutions	4,473,137	5,021,499
Critical Infrastructure:
Funded	4,421,015	3,754,225
Unfunded	48,886	55,882
Total Critical Infrastructure	4,469,901	3,810,107
Total Backlog	$8,943,038	$8,831,606

Book-To-Bill Ratio1:

	Three Months Ended		Six Months Ended
	June 30, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Federal Solutions	0.8	0.8	0.8	1.1
Critical Infrastructure	1.1	1.0	1.3	1.1
Overall	1.0	0.9	1.0	1.1

Non-GAAP Financial Information

The tables under "Parsons Corporation Inc. Reconciliation of Non-GAAP Measures" present Adjusted Net Income attributable to Parsons Corporation, Adjusted Earnings per Share, Earnings before Interest, Taxes, Depreciation, and Amortization (“EBITDA”), Adjusted EBITDA, EBITDA Margin, and Adjusted EBITDA Margin, reconciled to their most directly comparable GAAP measure. These financial measures are calculated and presented on the basis of methodologies other than in accordance with U.S. generally accepted accounting principles ("Non-GAAP Measures"). Parsons has provided these Non-GAAP Measures to adjust for, among other things, the impact of amortization expenses related to our acquisitions, costs associated with a loss or gain on the disposal or sale of property, plant and equipment, restructuring and related expenses, costs associated with mergers and acquisitions, software implementation costs, legal and settlement costs, and other costs considered non-operational in nature. These items have been Adjusted because they are not considered core to the company’s business or otherwise not considered operational or because these charges are non-cash or non-recurring. The company presents these Non-GAAP Measures because management believes that they are meaningful to understanding Parsons’s performance during the periods presented and the company’s ongoing business. Non-GAAP Measures are not prepared in accordance with GAAP and therefore are not necessarily comparable to similarly titled metrics or the financial results of other companies. These Non-GAAP Measures should be considered a supplement to, not a substitute for, or superior to, the corresponding financial measures calculated in accordance with GAAP.

1 Book-to-Bill ratio is calculated as total contract awards divided by total revenue for the period.

parsons.com	©Parsons Corporation. All Rights Reserved. 10

PARSONS CORPORATION

Non-GAAP Financial Information

Reconciliation of Net Income to Adjusted EBITDA

(in thousands)

	Three Months Ended		Six Months Ended
	June 30, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Net income attributable to Parsons Corporation	$55,230	$69,172	$121,433	$108,922
Interest expense, net	11,501	9,183	21,605	21,029
Income tax expense	18,690	22,415	37,667	35,739
Depreciation and amortization (a)	28,592	24,440	55,995	48,971
Net income attributable to noncontrolling interests	15,259	11,547	30,843	26,790
Equity-based compensation	11,519	10,647	18,622	23,303
Convertible debt repurchase loss	-	-	-	18,355
Transaction-related costs (b)	5,135	2,302	8,836	5,188
Restructuring (c)	2,361	-	2,361	-
Other (d)	844	524	545	3,026
Adjusted EBITDA	$149,131	$150,230	$297,907	$291,323
(a)
Depreciation and amortization for the three and six months ended June 30, 2025, is $20.1 million and $39.6 million, respectively in the Federal Solutions Segment, and $8.5 million and $16.4 million, respectively in the Critical Infrastructure Segment. Depreciation and amortization for the three and six months ended June 30, 2024, is $19.5 million and $39.3 million, respectively in the Federal Solutions Segment and $4.9 million and $9.7 million, respectively in the Critical Infrastructure Segment.
(b)
Reflects costs incurred in connection with acquisitions and other non-recurring transaction costs, primarily fees paid for professional services and employee retention.
(c)
Reflects costs associated with and related to our corporate restructuring initiatives.
(d)
Includes a combination of gain/loss related to sale of fixed assets, software implementation costs, and other individually insignificant items that are non-recurring in nature.

parsons.com	©Parsons Corporation. All Rights Reserved. 11

PARSONS CORPORATION

Non-GAAP Financial Information

Computation of Adjusted EBITDA Attributable to Noncontrolling Interests

(in thousands)

	Three Months Ended		Six Months Ended
	June 30, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Federal Solutions Adjusted EBITDA attributable to Parsons Corporation	$67,072	$102,781	$142,604	$195,322
Federal Solutions Adjusted EBITDA attributable to noncontrolling interests	11	41	62	90
Federal Solutions Adjusted EBITDA including noncontrolling interests	$67,083	$102,822	$142,666	$195,412

Critical Infrastructure Adjusted EBITDA attributable to Parsons Corporation	66,193	35,612	124,380	68,575
Critical Infrastructure Adjusted EBITDA attributable to noncontrolling interests	15,855	11,796	30,861	27,336
Critical Infrastructure Adjusted EBITDA including noncontrolling interests	$82,048	$47,408	$155,241	$95,911

Total Adjusted EBITDA including noncontrolling interests	$149,131	$150,230	$297,907	$291,323

parsons.com	©Parsons Corporation. All Rights Reserved. 12

PARSONS CORPORATION

Non-GAAP Financial Information

Reconciliation of Net Income Attributable to Parsons Corporation to Adjusted Net Income Attributable to Parsons Corporation

(in thousands, except per share information)

	Three Months Ended		Six Months Ended
	June 30, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Net income attributable to Parsons Corporation	$55,230	$69,172	$121,433	$108,922
Acquisition related intangible asset amortization	17,054	13,741	33,435	27,449
Equity-based compensation	11,519	10,647	18,622	23,303
Convertible debt repurchase loss	-	-	-	18,355
Transaction-related costs (a)	5,135	2,302	8,836	5,188
Restructuring (b)	2,361	-	2,361	-
Other (c)	844	524	545	3,026
Tax effect on adjustments	(7,865)	(6,347)	(16,406)	(21,397)
Adjusted net income attributable to Parsons Corporation	84,278	90,039	168,826	164,846
Adjusted earnings per share:
Weighted-average number of basic shares outstanding	106,997	106,303	106,914	106,170
Weighted-average number of diluted shares outstanding (d)	108,202	107,536	108,328	107,523
Adjusted net income attributable to Parsons Corporation per basic share	$0.79	$0.85	$1.58	$1.55
Adjusted net income attributable to Parsons Corporation per diluted share	$0.78	$0.84	$1.56	$1.53

(a)
Reflects costs incurred in connection with acquisitions and other non-recurring transaction costs, primarily fees paid for professional services and employee retention.
(b)
Reflects costs associated with and related to our corporate restructuring initiatives.
(c)
Includes a combination of gain/loss related to sale of fixed assets, software implementation costs, and other individually insignificant items that are non-recurring in nature.
(d)
Excludes dilutive effect of convertible senior notes due 2025 due to bond hedge.

parsons.com	©Parsons Corporation. All Rights Reserved. 13